Exhibit 3.1

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

Kronos Incorporated, having a registered office at 297 Billerica Road, Chelmsford, Massachusetts 01824, certifies as follows:

FIRST, Article 4 of the Restated Articles of Organization of the corporation, as amended to date (the “Restated Articles”), including the Certificate of Vote of Directors Establishing a Series of a Class of Stock, which was filed with the Secretary of State of the Commonwealth of Massachusetts as an amendment to such Article 4 on December 4, 1995, is amended by this Amendment.

SECOND, this Amendment was duly adopted and approved on March 22, 2007 by the board of directors without shareholder approval and shareholder approval was not required.

THIRD, Article 4 is hereby amended by (i) rescinding the designation of 12,500 shares of Preferred Stock as Series A Junior Participating Preferred Stock, (ii) reclassifying such shares as Preferred Stock and (iii) eliminating from the Restated Articles all references to Series A Junior Participating Preferred Stock and the preferences, limitations and relative rights thereto.

FOURTH:

(a) The total shares authorized prior to this Amendment was (i) 50,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share.

(b) The total shares authorized upon the effectiveness of this Amendment is (i) 50,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share.

FIFTH, this Amendment shall be effective at the time and on the date approved by the Division.

Signed by	/s/ Paul A. Lacy
(signature of authorized individual)

☐	Chairman of the board of directors,

☒	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this 30th day of March, 2007.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $100 having been paid, said articles are deemed to have been filed with me this 30th day of March 2007, at 3:46 p.m.

time

Effective date:
(must be within 90 days of date submitted)

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact information:

Alyce T. Moore, Esq.

c/o Kronos Incorporated

297 Billerica Road

Chelmsford, Massachusetts 01824

Telephone: (978) 947-4905

Email: amoore@kronos.com